Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (July 27, 2020) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $7,430,000 for the quarter ended June 30, 2020, compared to $16,121,000 during the trailing quarter ended March 31, 2020 and $23,061,000 during the quarter ended June 30, 2019. Diluted earnings per share were $0.25 for the second quarter of 2020, compared to $0.53 for the first quarter of 2020 and $0.75 for the second quarter of 2019.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three months ended June 30, 2020 included the following:
•For the three and six months ended June 30, 2020, the Company’s return on average assets was 0.43% and 0.70%, respectively, and the return on average equity was 3.39% and 5.06%, respectively.
•As of June 30, 2020, the Company reported total loans, total assets and total deposits of $4.80 billion, $7.36 billion and $6.25 billion, respectively.
•The loan to deposit ratio was 76.84% as of June 30, 2020, as compared to 81.05% at March 31, 2020 and 76.82% at June 30, 2019.
•The Company originated and funded 2,908 loans totaling $436.7 million under the Payment Protection Program (PPP).
•For the current quarter, net interest margin was 4.10% on a tax equivalent basis as compared to 4.50% in the quarter ended June 30, 2019, and a decrease of 24 basis points from the 4.34% in the trailing quarter.
•Non-interest bearing deposits as a percentage of total deposits were 39.81% at June 30, 2020, as compared to 34.86% at March 31, 2020 and 33.33% at June 30, 2019.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.12% for the second quarter of 2020 as compared with 0.19% for the trailing quarter, and also decreased by ten basis points from the average rate paid of 0.22% during the same quarter of the prior year.
•Non-performing assets to total assets were 0.31% at June 30, 2020, as compared to 0.31% as of March 31, 2020, and 0.35% at June 30, 2019.
•Credit provision expense for loans and debt securities was $22.1 million during the quarter ended June 30, 2020, as compared to provision expense of $8.0 million during the trailing quarter ended March 31, 2020, and $0.5 million for the three month period ended June 30, 2019.
•Gain on sale of loans for the three and six months ended June 30, 2020 totaled $1,736,000 and $2,627,000, as compared to $891,00 and $987,000 for the equivalent periods ended June 30, 2019, respectively.
•The efficiency ratio was 59.89% for the second quarter of 2020, as compared to 59.75% in the trailing quarter and 60.07% in the same quarter of the 2019 year.
President and CEO, Rick Smith commented, “While these unprecedented times have created challenges for our customers and the communities we serve, we are hopeful that their actions and those of our civic leaders will lessen the long-term economic and social impacts that would otherwise result. In the midst of these challenges, the Bank continues to be proactive in our approach to ensuring our financial strength and ability to meet the needs and expectations of our customers, shareholders and employees. More specifically, given the outlook of unemployment data, we believe that it was prudent to increase our loan loss reserves despite the overall positive credit quality characteristics that our loan portfolio has demonstrated in the first half of the year. In addition, while the habits of our customers have impacted certain revenues, such as those associated with interchange fees, we are benefiting from other revenue opportunities including but not limited to those associated with the origination and sale of home mortgages.”
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and six months ended June 30, 2020 the Company’s return on average assets was 0.43% and 0.70%, respectively, and the return on average equity was 3.39% and 5.06%, respectively. For the three and six months ended June 30, 2019, the Company’s return on average assets was 1.45% and 1.43%, respectively, and the return on average equity was 10.68% and 10.71%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars and shares in thousands)	2020	2020	$ Change	% Change
Net interest income	$64,659	$63,192	$1,467	2.3%
Provision for loan losses	(22,089)	(8,000)	(14,089)	176.1%
Noninterest income	11,657	11,820	(163)	(1.4)%
Noninterest expense	(45,705)	(44,819)	(886)	2.0%
Provision for income taxes	(1,092)	(6,072)	4,980	(82.0)%
Net income	$7,430	$16,121	$(8,691)	(53.9)%
Diluted earnings per share	$0.25	$0.53	$(0.28)	(52.8)%
Dividends per share	$0.22	$0.22	$—	0.0%
Average common shares	29,754	30,395	(641)	(2.1)%
Average diluted common shares	29,883	30,523	(640)	(2.1)%
Return on average total assets	0.43%	1.00%
Return on average equity	3.39%	7.14%
Efficiency ratio	59.89%	59.75%

	Three months ended June 30,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$64,659	$64,315	$344	0.5%
Provision for loan losses	(22,089)	(537)	(21,552)	4,013.4%
Noninterest income	11,657	13,423	(1,766)	(13.2)%
Noninterest expense	(45,705)	(46,697)	992	(2.1)%
Provision for income taxes	(1,092)	(7,443)	6,351	(85.3)%
Net income	$7,430	$23,061	$(15,631)	(67.8)%
Diluted earnings per share	$0.25	$0.75	$(0.50)	(66.7)%
Dividends per share	$0.22	$0.19	$0.03	15.8%
Average common shares	29,754	30,458	(704)	(2.3)%
Average diluted common shares	29,883	30,643	(760)	(2.5)%
Return on average total assets	0.43%	1.45%
Return on average equity	3.39%	10.68%
Efficiency ratio	59.89%	60.07%

	Six months ended June 30,
(dollars and shares in thousands)	2020	2019	$ Change	% Change
Net interest income	$127,851	$128,185	$(334)	(0.3)%
(Provision for) reversal of loan losses	(30,088)	1,063	(31,151)	—%
Noninterest income	23,477	25,226	(1,749)	(6.9)%
Noninterest expense	(90,525)	(92,149)	1,624	(1.8)%
Provision for income taxes	(7,164)	(16,538)	9,374	(56.7)%
Net income	$23,551	$45,787	$40,066	(48.6)%
Diluted earnings per share	$0.78	$1.49	$(0.71)	27.8%
Dividends per share	$0.44	$0.38	$0.06	17.6%
Average common shares	30,074	30,441	(367)	(1.2)%
Average diluted common shares	30,203	30,650	(447)	(1.5)%
Return on average total assets	0.70%	1.43%
Return on average equity	5.06%	10.71%
Efficiency ratio	59.82%	60.07%

SBA Paycheck Protection Program
In March 2020 the SBA Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. As a Small Business Administration (SBA) Preferred Lender, the Company was able to provide PPP loans to small business customers. During the quarter ended June 30, 2020, the Company originated more than 2,900 loans under the PPP program, with a total balance outstanding of $423,431,000 as of quarter end. In connection with the origination of these loans, the Company earned approximately $15,680,000 in loan fees that will be amortized over the two-year term of the loans, offset by deferred loan costs of approximately $756,000. During the three and six months ended June 30, 2020, interest and fee income recognized from PPP loans totaled $2,356,000, which was inclusive of $1,626,000 in net deferred fee accretion.

COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible, the risk of potential losses. The Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments.
The following is a summary of COVID related loan customer modifications as of June 30, 2020:

			Modification Type		Deferral Term
(dollars in thousands)	Balance of Modified Loans	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days	Other
Commercial real estate:
CRE non-owner occupied	$213,394	13.4%	10.1%	89.9%	46.7%	53.1%	0.2%
CRE owner occupied	37,816	6.5%	18.3%	81.7%	17.4%	82.7%	—%
Multifamily	13,776	2.4%	—%	100.0%	46.0%	54.0%	—%
Farmland	2,102	1.4%	26.1%	73.9%	—%	100.0%	—%
Total commercial real estate loans	267,088	9.2%	10.9%	89.2%	42.1%	57.7%	0.2%
Consumer:
SFR 1-4 1st lien	34,742	6.9%	1.3%	98.7%	97.1%	2.9%	—%
SFR HELOCs and junior liens	8,275	2.3%	76.1%	23.9%	93.3%	6.7%	—%
Other	4,629	5.7%	—%	100.0%	100.0%	—%	—%
Total consumer loans	47,646	5.0%	14.2%	85.8%	96.7%	3.3%	—%
Commercial and industrial	19,831	3.1%	24.5%	75.5%	23.8%	75.9%	0.3%
Construction	6,349	2.3%	—%	100.0%	100.0%	—%	—%
Agriculture production	—	—%	—%	—%	—%	—%	—%
Leases	—	—%	—%	—%	—%	—%	—%
Total modifications	$340,915	7.1%	11.9%	88.1%	49.8%	50.1%	0.2%

Management has evaluated its COVID relief modifications to various industries which may have an increased level of risk exposure as a result of the economic conditions brought about by the pandemic. As of June 30, 2020 those modifications included the following:

	Total Loan Balances Outstanding	Balance of Modified Loans	% of Total Segment of Loans	% of Total COVID Loan Modifications
(dollars in thousands)
Hotel, recreation and leisure	$225,604	$105,920	47.0%	31.1%
Healthcare	65,261	6,169	9.5%	1.8%
Retail	74,174	678	0.9%	0.2%
Restaurants, bars and catering	55,551	9,771	17.6%	2.9%
Gas stations	47,383	—	—%	—%
Trucking and transportation	32,828	759	2.3%	0.2%
Grocery and beverage stores	24,852	222	0.9%	0.1%
Personal and professional services	19,146	501	2.6%	0.2%
Nursing and residential care facilities	19,882	—	—%	—%
Education	13,674	971	7.1%	0.3%
Childcare	2,452	—	—%	—%
Total	$580,807	$124,991	n/a	36.7%

Balance Sheet
Total loans outstanding grew to $4.80 billion as of June 30, 2020, an increase of 17.0% over the same quarter of the prior year, and an annualized increase of 38.6% over the trailing quarter. Investments outstanding declined to $1.35 billion as of June 30, 2020, a decrease of 8.2% annualized over the trailing quarter as the result of prepayments and maturities. Average earning assets to total average assets continued to increase slightly to 90.6% at June 30, 2020, as compared to 90.4% and 90.3% at March 31, 2020, and June 30, 2019 respectively. The Company's loan to deposit ratio was 76.8% at June 30, 2020, as compared to 81.1% and 76.8% at March 31, 2020, and June 30, 2019 respectively.
Total shareholders' equity increased by $19,260,000 during the quarter ended June 30, 2020 primarily as a result of an improvement in unrealized gains (losses), net of tax, on investment securities totaling $25,751,000 and net income of $7,430,000, partially offset by $8,009,000 in common stock repurchases. As a result, the Company’s book value was $29.76 per share at June 30, 2020 as compared to $28.91 and $28.71 at March 31, 2020, and June 30, 2019, respectively. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $21.64 per share at June 30, 2020 as compared to $20.76 and $20.60 at March 31, 2020, and June 30, 2019, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of June 30,	As of March 31,	$ Change	Annualized % Change
($‘s in thousands)	2020	2020
Total assets	$7,360,071	$6,474,309	$885,762	54.7%
Total loans	4,801,405	4,379,062	422,343	38.6%
Total loans, excluding PPP	4,377,974	4,379,062	(1,088)	(0.1)%
Total investments	1,353,728	1,382,026	(28,298)	(8.2)%
Total deposits	$6,248,258	$5,402,698	$845,560	62.6%
Loan growth of $422,343,000 or 38.6% on an annualized basis during the second quarter of 2020 was primarily attributed to the PPP program, as total loan balances, excluding PPP, were effectively unchanged during the quarter ended June 30, 2020. Growth of deposit balances during the second quarter of 2020 were $845,560,000 or 62.6% annualized. Expansion of Federal stimulus programs and the delay of 2019 income tax payments likely attributed to the significant deposit growth during the quarter.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of June 30,	As of March 31,	$ Change	Annualized % Change
($‘s in thousands)	2020	2020
Total assets	$7,027,735	$6,506,587	$521,148	32.0%
Total loans	4,656,050	4,329,357	326,693	30.2%
Total loans, excluding PPP	4,363,481	4,329,357	34,124	3.2%
Total investments	1,371,733	1,354,664	17,069	5.0%
Total deposits	$5,937,294	$5,395,933	$541,361	40.1%
The growth in average loans of $326,693,000, or 30.2% on an annualized basis, during the second quarter of 2020 was well above the annual year over year growth rate of 17.0%, but below the annualized quarterly growth of 38.6%. Despite the significant volume of PPP loans originated during the second quarter, the Company was also able to generate core loan growth with the average balance of non-PPP loans by increasing by $34,124,000 or an annualized growth of 3.2%, during the period.
Year Over Year Balance Sheet Change

Ending balances	As of June 30,
($'s in thousands)	2020	2019	$ Change	% Change
Total assets	$7,360,071	$6,395,172	$964,899	15.1%
Total loans	4,801,405	4,103,687	697,718	17.0%
Total loans, excluding PPP	4,377,974	4,103,687	274,287	6.7%
Total investments	1,353,728	1,566,720	(212,992)	(13.6)%
Total deposits	$6,248,258	$5,342,173	$906,085	17.0%
As discussed above, the PPP program has generated significant increases in volume during the second quarter ended June 30, 2020 for loan and deposit balances. Excess deposit proceeds have been temporarily allocated to cash and due from banks, which increased to $705,852,000 at June 30, 2020 from $175,582,000 as of June 20, 2019. Investment securities declined to $1,353,728,000, a change of $212,992,000 or 13.6% from $1,566,720,000, due to the accelerated rate of prepayment or maturity of these debt instruments during the period, and the Company's desire to migrate a greater percentage of its earning assets to loans. Total loans as a percentage of earning assets were 75.4% as of June 30, 2020, an increase of 4.2% over the June 30, 2019 ratio of 71.2%.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars in thousands)	2020	2020	$ Change	% Change
Interest income	$67,148	$66,517	$631	0.9%
Interest expense	(2,489)	(3,325)	836	(25.1)%
Fully tax-equivalent adjustment (FTE) (1)	286	271	15	5.5%
Net interest income (FTE)	$64,945	$63,463	$1,482	2.3%
Net interest margin (FTE)	4.10%	4.34%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,587	$1,748	$839	48.0%
Effect on average loan yield	0.24%	0.16%
Effect on net interest margin (FTE)	0.16%	0.12%
Net interest margin less effect of acquired loan discount accretion	3.94%	4.22%
PPP loans yield:
Amount (included in interest income)	$2,356	—%	$2,356	n/m
Effect on net interest margin (FTE)	(0.04)%	—%
Net interest margin less effect of PPP loan yield	4.14%	—%

	Three months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$67,148	$68,180	$(1,032)	(1.5)%
Interest expense	(2,489)	(3,865)	1,376	(35.6)%
Fully tax-equivalent adjustment (FTE) (1)	286	298	(12)	(4.0)%
Net interest income (FTE)	$64,945	$64,613	$332	0.5%
Net interest margin (FTE)	4.10%	4.50%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,587	$1,904	$683	35.9%
Effect on average loan yield	0.24%	0.19%
Effect on net interest margin (FTE)	0.16%	0.13%
Net interest margin less effect of acquired loan discount accretion	3.94%	4.37%

	Six months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Interest income	$133,665	$135,637	$(1,972)	(1.5)%
Interest expense	(5,814)	(7,452)	1,638	(22.0)%
Fully tax-equivalent adjustment (FTE) (1)	557	619	(62)	(10.0)%
Net interest income (FTE)	$128,408	$128,804	$(396)	(0.3)%
Net interest margin (FTE)	4.22%	4.51%

Acquired loans discount accretion, net:
Amount (included in interest income)	$4,335	$3,559	$776	21.8%
Effect on average loan yield	0.20%	0.17%
Effect on net interest margin (FTE)	0.14%	0.12%
Net interest margin less effect of acquired loan discount accretion	4.08%	4.39%
PPP loans yield:
Amount (included in interest income)	$2,356	—	$2,356	n/m
Effect on net interest margin (FTE)	(0.03)%	—
Net interest margin less effect of PPP loan yield	4.25%	—
(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the uncertain economic environment and corresponding rate volatility, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, increased during the second quarter of 2020. During the three months ended June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, purchased loan discount accretion was $2,587,000, $1,748,000, $2,218,000, and $2,360,000, respectively. Net accretion for the quarter ended March 31, 2019 was reduced by $259,000 from the early repayment of loans purchased at a premium several years ago.
The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,363,481	$56,053	5.17%	$4,329,357	$56,258	5.23%	$4,044,044	$55,492	5.50%
PPP loans	292,569	2,356	3.24%	—	—	—%	—	—	—%
Investments-taxable	1,251,873	7,689	2.47%	1,235,672	8,572	2.79%	1,432,550	10,762	3.01%
Investments-nontaxable (1)	119,860	1,238	4.15%	118,992	1,175	3.97%	140,562	1,358	3.88%
Total investments	1,371,733	8,927	2.62%	1,354,664	9,747	2.89%	1,573,112	12,120	3.09%
Cash at Federal Reserve and other banks	338,082	98	0.12%	199,729	783	1.58%	147,810	866	2.35%
Total earning assets	6,365,865	67,434	4.26%	5,883,750	66,788	4.57%	5,764,966	68,478	4.76%
Other assets, net	661,870			622,837			620,923
Total assets	$7,027,735			$6,506,587			$6,385,889
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,293,007	64	0.02%	$1,245,896	169	0.05%	$1,276,388	$289	0.09%
Savings deposits	1,968,374	644	0.13%	1,864,967	1,062	0.23%	1,888,234	1,306	0.28%
Time deposits	409,242	1,105	1.09%	430,064	1,320	1.23%	441,116	1,404	1.28%
Total interest-bearing deposits	3,670,623	1,813	0.20%	3,540,927	2,551	0.29%	3,605,738	2,999	0.33%
Other borrowings	26,313	4	0.06%	22,790	5	0.09%	17,963	37	0.83%
Junior subordinated debt	57,372	672	4.71%	57,272	769	5.40%	57,222	829	5.81%
Total interest-bearing liabilities	3,754,308	2,489	0.27%	3,620,989	3,325	0.37%	3,680,923	3,865	0.42%
Noninterest-bearing deposits	2,266,671			1,855,006			1,765,141
Other liabilities	126,351			121,959			73,541
Shareholders’ equity	880,405			908,633			866,284
Total liabilities and shareholders’ equity	$7,027,735			$6,506,587			$6,385,889
Net interest rate spread (1) (2)			3.99%			4.20%			4.34%
Net interest income and margin (1) (3)		$64,945	4.10%		$63,463	4.34%		$64,613	4.50%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2020 increased $1,482,000 or 2.3% to $64,945,000 compared to $63,463,000 during the three months ended March 31, 2020. Over the same period net interest margin declined 24 basis points to 4.10% as compared to 4.34% in the trailing quarter. The decline in net interest income (FTE) was due primarily to a decline in yield on interest earning assets, which was 4.26% for the quarter ended June 30, 2020, which represents a decrease of 31 basis points over the trailing quarter and a decrease of 50 basis points over the same quarter in the prior year. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, remained unchanged during the quarter ended June 30, 2020 but decreased by 150 basis points during the prior quarter to 3.25% at March 31, 2020, continuing the downward trend as compared to 4.75% at December 31, 2019 and 5.50% at June 30, 2019.
As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 33 basis points from 5.50% during the three months ended June 30, 2019 to 5.17% during the three months ended June 30, 2020. Of the 33 basis point decrease in yields on loans during the comparable three month period ended June 30, 2020 and 2019, 34 basis points was attributable to decreases in market rates while 1 basis point was gained from the accretion of purchased loan discounts.
The decline in interest expense is primarily attributed to the reduction in the cost of interest bearing liabilities, which decreased by 10 basis points as of June 30, 2020 to 0.27% from 0.37% at March 31, 2020, as a direct result of the aforementioned declining interest rate environment.
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Six months ended June 30, 2020			Six months ended June 30, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,346,419	$112,311	5.20%	$4,033,954	$109,889	5.49%
PPP loans	146,285	2,356	3.24%	—	—	—%
Investments-taxable	1,235,672	16,261	2.65%	1,428,951	21,677	3.06%
Investments-nontaxable (1)	118,992	2,413	4.08%	141,397	2,753	3.93%
Total investments	1,354,664	18,674	2.77%	1,570,348	24,430	3.14%
Cash at Federal Reserve and other banks	266,752	881	0.66%	158,164	1,937	2.47%
Total earning assets	6,114,120	134,222	4.41%	5,762,466	136,256	4.77%
Other assets, net	653,006			643,592
Total assets	$6,767,126			$6,406,058
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,269,452	233	0.04%	$1,274,882	576	0.09%
Savings deposits	1,918,918	1,706	0.18%	1,907,677	2,439	0.26%
Time deposits	419,638	2,425	1.16%	441,447	2,703	1.23%
Total interest-bearing deposits	3,608,008	4,364	0.24%	3,624,006	5,718	0.32%
Other borrowings	24,552	9	0.07%	16,736	50	0.60%
Junior subordinated debt	57,324	1,441	5.06%	57,086	1,684	5.95%
Total interest-bearing liabilities	3,689,884	5,814	0.32%	3,697,828	7,452	0.41%
Noninterest-bearing deposits	2,059,242			1,754,973
Other liabilities	123,481			98,570
Shareholders’ equity	894,519			854,687
Total liabilities and shareholders’ equity	$6,767,126			$6,406,058
Net interest rate spread (1) (2)			4.09%			4.36%
Net interest income and margin (1) (3)		$128,408	4.22%		$128,804	4.51%

(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition

During 2020, declines in several market interest rates, including many rates that serve as reference indices for variable rate loans declined markedly from previous levels. As of March 31, 2020 the Company's loan portfolio consisted of approximately $4,420,000,000 in outstanding principal with a weighted average coupon rate of 4.80%. As of June 30, 2020 the Company's loan portfolio consisted of approximately $4,854,000,000 in outstanding principal balances with weighted average coupon rate of 4.37%, inclusive of the PPP program loans. Excluding these loans, the Company's loan portfolio has approximately $4,417,000,000 outstanding with a weighted average coupon rate of 4.70% as of June 30, 2020. Included in this June 30, 2020 loan total exclusive of PPP loans, are variable rate loans totaling $2,984,000,000 of which 86.5% or $2,582,000,000 were at their floor rate. The remaining variable rate loans totaling $402,000,000, which carried a weighted average coupon rate of 5.13% as of June 30, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.37% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.70% to approximately 4.61%.
Asset Quality and Credit Loss Provisioning
The Company adopted CECL on January 1, 2020. During the three months ended June 30, 2020, the Company recorded a provision for credit losses of $22,089,000, as compared to provision expense of $8,000,000 for the trailing quarter, and $537,000 during the same period in 2019.
The net increase in allowance for credit losses (ACL) as of quarter ended June 30, 2020 totaled $21,828,000. More specifically, the changes in loan volume and changes in credit quality associated with levels of classified, past due and non-performing loans, resulted in the need for a provision for credit losses of $2,685,000. However, the majority of the increase in ACL reflects potential future credit deterioration. Specifically, portfolio-wide qualitative indicators such as the outlook for changes in California Unemployment and Gross Domestic Product (GDP), resulted in a $19,143,000 increase in credit reserves on loans as of June 30, 2020. The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to rapidly evolve and included significant shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Management noted that the majority of economic forecasts, as of the end of the current quarter, utilized in the ACL calculation have shown a migration in the estimated timing of recovery from late 2020 as the end of the first quarter to mid-2021 or beyond.
Loans past due 30 days or more decreased by $12,071,000 during the quarter ended June 30, 2020 to $16,622,000, as compared to $28,693,000 at March 31, 2020. The decrease in past due balances was driven primarily by a single loan in excess of $13,000,000 that was 60 days past due as of March 31, 2020 but was brought current during the current quarter. Total non-performing loans were $20,730,000 at June 30, 2020 and $17,955,000 at March 31, 2020 and have remained generally consistent with the $16,864,000 and $20,585,000 as of December 31, 2019 and June 30, 2019, respectively. Immediately following the quarter ended June 30, 2020, two non-accrual loans totaling $2,024,000 were paid in full including approximately $160,000 in past due interest and fees.
There were no additions and two sales of other real estate owned during the three month period ended June 30, 2020. The sold properties generated $217,000 in proceeds and had a carrying value of $201,000. As of June 30, 2020, other real estate owned consisted of three properties with a carrying value of $1,922,000.

Allocation of Loan Loss Reserves by Loan Type
	As of June 30, 2020		As of March 31, 2020
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$26,091	1.63%	$18,034	1.10%
CRE - Owner Occupied	8,710	1.50%	5,366	0.99%
Multifamily	8,581	1.49%	5,140	0.92%
Farmland	1,468	0.97%	713	0.50%
Total commercial real estate loans	44,850	1.54%	29,253	1.01%
Consumer:
SFR 1-4 1st Liens	8,015	1.58%	5,650	1.18%
SFR HELOCs and Junior Liens	12,108	3.38%	11,196	3.08%
Other	3,042	3.73%	2,746	3.33%
Total consumer loans	23,165	2.45%	19,592	2.05%

Commercial and Industrial	4,018	0.63%	3,867	1.46%
Construction	6,775	2.43%	4,595	0.65%
Agricultural Production	919	2.59%	593	2.51%
Leases	12	0.68%	11	1.90%
Allowance for credit losses	79,739	1.66%	57,911	1.32%
Reserve for unfunded loan commitments	3,000		2,845
Total allowance for credit losses	$82,739	1.72%	$60,756	1.39%

As of June 30, 2020, total loans includes PPP loans which are fully guaranteed and therefore would not require any loss reserve allocation. In the table above, PPP loans are included in the segment "Commercial and Industrial" which is the primary driver of the allowance as a percentage of loans outstanding decreasing from 1.46% to 0.63% during the quarter. Excluding PPP loans from the ratio of the allowance for credit losses (ACL) to total loans results in a reserve ratio of approximately 1.82%. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of June 30, 2020, the unamortized discount associated with acquired loans totaled $28,692,000 and if aggregated with the ACL would collectively represent 2.24% of total gross loans and 2.47% total loans less PPP loans.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2020	March 31, 2020	$ Change	% Change
ATM and interchange fees	$5,165	$5,111	$54	1.1%
Service charges on deposit accounts	3,046	4,046	(1,000)	(24.7)%
Other service fees	734	758	(24)	(3.2)%
Mortgage banking service fees	459	469	(10)	(2.1)%
Change in value of mortgage servicing rights	(1,236)	(1,258)	22	(1.7)%
Total service charges and fees	8,168	9,126	(958)	(10.5)%
Increase in cash value of life insurance	710	720	(10)	(1.4)%
Asset management and commission income	661	916	(255)	(27.8)%
Gain on sale of loans	1,736	891	845	94.8%
Lease brokerage income	127	193	(66)	(34.2)%
Sale of customer checks	88	124	(36)	(29.0)%
Gain on sale of investment securities	—	—	—	n/a
Gain on marketable equity securities	25	47	(22)	(46.8)%
Other	142	(197)	339	(172.1)%
Total other non-interest income	3,489	2,694	795	29.5%
Total non-interest income	$11,657	$11,820	$(163)	(1.4)%
Non-interest income decreased $163,000 or 1.4% to $11,657,000 during the three months ended June 30, 2020 compared to $11,820,000 during the trailing quarter March 31, 2020. Declines on deposit account activity and related fee income was notable during the quarter, totaling $1,000,000 during the three months ended June 30, 2020 to $3,046,000, as compared to $4,046,000 at March 31, 2020. This was directly related to the COVID-19 pandemic and depressed levels of e-commerce activity during the quarter. Conversely, mortgage loan origination volume demand increased notably during the period ended June 30, 2020 as a result of the low interest rate environment, leading to an additional $845,000 gain on sale of loans over the trailing quarter.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$5,165	$5,404	$(239)	(4.4)%
Service charges on deposit accounts	3,046	4,182	(1,136)	(27.2)%
Other service fees	734	619	115	18.6%
Mortgage banking service fees	459	475	(16)	(3.4)%
Change in value of mortgage servicing rights	(1,236)	(552)	(684)	123.9%
Total service charges and fees	8,168	10,128	(1,960)	(19.4)%
Increase in cash value of life insurance	710	746	(36)	(4.8)%
Asset management and commission income	661	739	(78)	(10.6)%
Gain on sale of loans	1,736	575	1,161	201.9%
Lease brokerage income	127	239	(112)	(46.9)%
Sale of customer checks	88	135	(47)	(34.8)%
Gain on sale of investment securities	—	42	(42)	—%
Gain on marketable equity securities	25	—	25	—%
Other	142	819	(677)	(82.7)%
Total other non-interest income	3,489	3,295	194	5.9%
Total non-interest income	$11,657	$13,423	$(1,766)	(13.2)%

In addition to the discussion above within the non-interest income for the three months ended June 30, 2020 and trailing March 31, 2020, a decline in the value of mortgage servicing rights was significant for the most recent quarter end. This is consistent with the low rate environment an increase in the mortgage refinance index and changes in other fair value assumptions. Specifically, accelerated prepayment speeds resulting from decreases in the 15 and 30 year mortgage rates, continued to be the largest contributor to the decline in fair value of the mortgage servicing asset which decreased to $1,236,000 during the quarter, representing an additional $684,000 decline over the same period ended 2019.
The following table presents the key components of non-interest income for the current and prior year six-month periods indicated:

	Six months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
ATM and interchange fees	$10,276	$9,985	$291	2.9%
Service charges on deposit accounts	7,092	8,062	(970)	(12.0)%
Other service fees	1,492	1,390	102	7.3%
Mortgage banking service fees	928	958	(30)	(3.1)%
Change in value of mortgage servicing rights	(2,494)	(1,197)	(1,297)	108.4%
Total service charges and fees	17,294	19,198	(1,904)	(9.9)%
Increase in cash value of life insurance	1,430	1,521	(91)	(6.0)%
Asset management and commission income	1,577	1,381	196	14.2%
Gain on sale of loans	2,627	987	1,640	166.2%
Lease brokerage income	320	459	(139)	(30.3)%
Sale of customer checks	212	275	(63)	(22.9)%
Gain on marketable equity securities	72	78	(6)	(7.7)%
Other	(55)	1,327	(1,382)	(104.1)%
Total other non-interest income	6,183	6,028	155	2.6%
Total non-interest income	$23,477	$25,226	$(1,749)	(6.9)%

Non-interest income decreased $1,749,000 or 6.9% to $23,477,000 during the six months ended June 30, 2020 compared to $25,226,000 during the comparable six month period in 2019. Non-interest income for the six months ended June 30, 2020 as compared to the same period in 2019 was negatively impacted by changes in the fair value of the Company’s mortgage servicing assets, as noted above, which contributed to a $1,297,000 decline. Other non-interest income declined by $1,382,000, partially from decreases in the fair value of assets used to fund acquired deferred compensation plans totaling $514,000 for the six months ended June 30, 2020 as compared to the same period 2019, as well as from an absence of one-time death benefits totaling $728,000 realized during the six months ended June 30, 2019. The declines noted above were partially offset by gains from the sale of mortgage loans, which resulted from increased volume, and contributed $1,640,000 to the overall increase in non-interest income during the six months ended June 30, 2020.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	June 30, 2020	March 31, 2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,277	$17,623	$(346)	(2.0)%
Incentive compensation	2,395	3,101	(706)	(22.8)%
Benefits and other compensation costs	7,383	6,548	835	12.8%
Total salaries and benefits expense	27,055	27,272	(217)	(0.8)%
Occupancy	3,398	3,875	(477)	(12.3)%
Data processing and software	3,657	3,367	290	8.6%
Equipment	1,350	1,512	(162)	(10.7)%
Intangible amortization	1,431	1,431	—	—%
Advertising	531	665	(134)	(20.2)%
ATM and POS network charges	1,210	1,373	(163)	(11.9)%
Professional fees	741	703	38	5.4%
Telecommunications	639	725	(86)	(11.9)%
Regulatory assessments and insurance	360	95	265	278.9%
Postage	283	290	(7)	(2.4)%
Operational losses	184	221	(37)	(16.7)%
Courier service	337	331	6	1.8%
Gain on sale of foreclosed assets	(16)	(41)	25	(61)%
Loss on disposal of fixed assets	15	—	15	n/m
Other miscellaneous expense	4,530	3,000	1,530	51.0%
Total other non-interest expense	18,650	17,547	1,103	6.3%
Total non-interest expense	$45,705	$44,819	$886	2.0%
Average full-time equivalent staff	1,157	1,165	(8)	(0.7)%
Non-interest expense for the quarter ended June 30, 2020 increased $886,000 or 2.0% to $45,705,000 as compared to $44,819,000 during the trailing quarter ended March 31, 2020. The increase in other miscellaneous expenses was led by an increase in indirect loan documentation and administrative costs incurred in conjunction with the PPP loan program, totaling $1,479,000 during the quarter ended June 30, 2020.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,277	$17,211	$66	0.4%
Incentive compensation	2,395	3,706	(1,311)	(35.4)%
Benefits and other compensation costs	7,383	5,802	1,581	27.2%
Total salaries and benefits expense	27,055	26,719	336	1.3%
Occupancy	3,398	3,738	(340)	(9.1)%
Data processing and software	3,657	3,354	303	9.0%
Equipment	1,350	1,752	(402)	(22.9)%
Intangible amortization	1,431	1,431	—	—%
Advertising	531	1,533	(1,002)	(65.4)%
ATM and POS network charges	1,210	1,270	(60)	(4.7)%
Professional fees	741	1,057	(316)	(29.9)%
Telecommunications	639	773	(134)	(17.3)%
Regulatory assessments and insurance	360	490	(130)	(26.5)%
Postage	283	315	(32)	(10.2)%
Operational losses	184	226	(42)	(18.6)%
Courier service	337	412	(75)	(18.2)%
Gain on sale of foreclosed assets	(16)	(99)	83	(83.8)%
Loss on disposal of fixed assets	15	42	(27)	(64.3)%
Other miscellaneous expense	4,530	3,684	846	23.0%
Total other non-interest expense	18,650	19,978	(1,328)	(6.6)%
Total non-interest expense	$45,705	$46,697	$(992)	(2.1)%
Average full-time equivalent staff	1,124	1,138	(14)	(1.2)%

Non-interest expense decreased by $992,000 or 2.1% to $45,705,000 during the three months ended June 30, 2020 as compared to $46,697,000 for the three months ended June 30, 2019. Salary and benefit expense increased modestly by $336,000 or 1.3% to $27,055,000 during the three months ended June 30, 2020 as compared to $26,719,000 for the same period in 2019. This increase was attributed to increases in benefits and other compensations costs, partially offset by decreases in incentive compensation. Miscellaneous expenses also increased during the period by $846,000 or 23.0% to $4,530,000 as a result of the additional non-payroll related indirect lending costs incurred with the PPP program discussed above. Reductions in advertising expense totaled $1,002,000 or 65.4%, to $531,000 during the three months ended June 30, 2020 as compared to $1,533,000 for the same period in 2019. Additional decreases in expenditures for the quarter ended June 30, 2020 totaling $340,000, $402,000 and $316,000 were realized within occupancy, equipment and professional fees, respectively.

	Six months ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$34,900	$33,968	$932	2.7%
Incentive compensation	5,496	6,273	(777)	(12.4)%
Benefits and other compensation costs	13,931	11,606	2,325	20.0%
Total salaries and benefits expense	54,327	51,847	2,480	4.8%
Occupancy	7,273	7,512	(239)	(3.2)%
Data processing and software	7,024	6,703	321	4.8%
Equipment	2,862	3,619	(757)	(20.9)%
Intangible amortization	2,862	2,862	—	—%
Advertising	1,196	2,864	(1,668)	(58.2)%
ATM and POS network charges	2,583	2,593	(10)	(0.4)%
Professional fees	1,444	1,896	(452)	(23.8)%
Telecommunications	1,364	1,570	(206)	(13.1)%
Regulatory assessments and insurance	455	1,001	(546)	(54.5)%
Postage	573	625	(52)	(8.3)%
Operational losses	405	451	(46)	(10.2)%
Courier service	668	682	(14)	(2.1)%
Gain on sale of foreclosed assets	(57)	(198)	141	(71.2)%
Loss on disposal of fixed assets	15	66	(51)	(77.3)%
Other miscellaneous expense	7,531	8,056	(525)	(6.5)%
Total other non-interest expense	36,198	40,302	(4,104)	(10.2)%
Total non-interest expense	$90,525	$92,149	$(1,624)	(1.8)%
Average full-time equivalent staff	1,124	1,138	(14)	(1.2)%
Non-interest expense decreased by $1,624,000 or 1.8% to $90,525,000 during the six months ended June 30, 2020 as compared to $92,149,000 for the same period in 2019. Reductions in advertising expenses totaling $1,668,000 or 58.2% to $1,196,000 provided a benefit to the bottom line, as did declines in miscellaneous expenses totaling $525,000 or 6.5% attributed primarily to reduced travel and training expenses expenses as a result of state-wide shelter-in-place restrictions which were partially offset by the loan documentation and administrative costs associated with PPP lending activity.

Provision for Income Taxes
The Company’s effective tax rate was 23.3% for the six months ended June 30, 2020, as compared to 27.4% for the year ended December 31, 2019. The reduction in effective tax rate was made possible through the provisions of the Coronavirus Aid, Relief, and
Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which caused the Coronavirus disease 2019 (“COVID-19”) global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth, changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; the effect of a fall in stock market prices on our brokerage and wealth management businesses; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Revenue and Expense Data
Interest income	$67,148	$66,517	$67,918	$68,889	$68,180
Interest expense	2,489	3,325	3,722	4,201	3,865
Net interest income	64,659	63,192	64,196	64,688	64,315
Provision for (benefit from) credit losses	22,089	8,000	(298)	(329)	537
Noninterest income:
Service charges and fees	8,168	9,126	10,629	10,590	10,128
Gain on sale of investment securities	—	—	3	107	—
Other income	3,489	2,694	3,554	3,411	3,295
Total noninterest income	11,657	11,820	14,186	14,108	13,423
Noninterest expense:
Salaries and benefits	27,055	27,272	27,319	26,899	26,719
Occupancy and equipment	4,748	5,387	5,394	5,390	5,490
Data processing and network	4,867	4,740	4,914	4,754	4,624
Other noninterest expense	9,035	7,420	9,337	9,301	9,864
Total noninterest expense	45,705	44,819	46,964	46,344	46,697
Total income before taxes	8,522	22,193	31,716	32,781	30,504
Provision for (benefit from) income taxes	1,092	6,072	8,826	9,386	7,443
Net income	$7,430	$16,121	$22,890	$23,395	$23,061
Share Data
Basic earnings per share	$0.25	$0.53	$0.75	$0.77	$0.76
Diluted earnings per share	$0.25	$0.53	$0.75	$0.76	$0.75
Dividends per share	$0.22	$0.22	$0.22	$0.22	$0.19
Book value per common share	$29.76	$28.91	$29.70	$29.39	$28.71
Tangible book value per common share (1)	$21.64	$20.76	$21.69	$21.33	$20.60
Shares outstanding	29,759,209	29,973,516	30,523,824	30,512,187	30,502,757
Weighted average shares	29,753,699	30,394,904	30,520,490	30,509,057	30,458,427
Weighted average diluted shares	29,883,193	30,522,842	30,650,071	30,629,027	30,642,518
Credit Quality
Allowance for credit losses to gross loans	1.66%	1.32%	0.71%	0.75%	0.80%
Loans past due 30 days or more	$16,622	$28,693	$9,024	$8,089	$14,580
Total nonperforming loans	$20,730	$17,955	$16,864	$18,565	$20,585
Total nonperforming assets	$22,652	$20,184	$19,405	$20,111	$22,133
Loans charged-off	$491	$510	$1,098	$1,522	$293
Loans recovered	$230	$892	$475	$520	$560
Selected Financial Ratios
Return on average total assets	0.43%	1.00%	1.40%	1.44%	1.45%
Return on average equity	3.39%	7.14%	10.03%	10.42%	10.68%
Average yield on loans, excluding PPP	5.17%	5.23%	5.33%	5.46%	5.50%
Average yield on interest-earning assets	4.26%	4.57%	4.65%	4.72%	4.76%
Average rate on interest-bearing deposits	0.20%	0.29%	0.33%	0.34%	0.33%
Average cost of total deposits	0.12%	0.19%	0.22%	0.23%	0.22%
Average rate on borrowings & subordinated debt	3.25%	3.89%	3.96%	3.50%	4.62%
Average rate on interest-bearing liabilities	0.27%	0.37%	0.41%	0.45%	0.42%
Net interest margin (fully tax-equivalent)	4.10%	4.34%	4.39%	4.44%	4.50%
Loans to deposits	76.84%	81.05%	80.26%	78.98%	76.82%
Efficiency ratio	59.89%	59.75%	59.92%	58.82%	60.07%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$2,587	$1,748	$2,218	$2,360	$1,904
All other loan interest income	$53,466	$54,510	$54,644	$54,639	$53,587
Total loan interest income	$56,053	$56,258	$56,862	$56,999	$55,491
(1)Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Cash and due from banks	$705,852	$185,466	$276,507	$259,047	$175,582
Securities, available for sale, net	999,313	1,005,006	953,098	987,054	1,136,946
Securities, held to maturity, net	337,165	359,770	375,606	393,449	412,524
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	8,352	2,695	5,265	7,604	5,875
Loans:
Commercial loans	667,263	285,830	283,707	278,458	276,045
Consumer loans	416,490	428,313	445,542	442,539	434,388
Real estate mortgage loans	3,437,960	3,422,440	3,328,290	3,247,156	3,178,730
Real estate construction loans	279,692	242,479	249,827	214,195	214,524
Total loans, gross	4,801,405	4,379,062	4,307,366	4,182,348	4,103,687
Allowance for credit losses	(79,739)	(57,911)	(30,616)	(31,537)	(32,868)
Total loans, net	4,721,666	4,321,151	4,276,750	4,150,811	4,070,819
Premises and equipment	85,292	86,304	87,086	87,424	88,534
Cash value of life insurance	119,254	118,543	117,823	117,088	116,606
Accrued interest receivable	20,337	18,575	18,897	18,205	20,990
Goodwill	220,872	220,872	220,872	220,872	220,972
Other intangible assets	20,694	22,126	23,557	24,988	26,418
Operating leases, right-of-use	29,842	30,221	27,879	28,957	30,030
Other assets	74,182	86,330	70,591	72,134	72,626
Total assets	$7,360,071	$6,474,309	$6,471,181	$6,384,883	$6,395,172
Deposits:
Noninterest-bearing demand deposits	$2,487,120	$1,883,143	$1,832,665	$1,777,357	$1,780,339
Interest-bearing demand deposits	1,318,951	1,243,192	1,242,274	1,222,955	1,263,635
Savings deposits	2,043,593	1,857,684	1,851,549	1,843,873	1,856,749
Time certificates	398,594	418,679	440,506	451,222	441,450
Total deposits	6,248,258	5,402,698	5,366,994	5,295,407	5,342,173
Accrued interest payable	1,734	1,986	2,407	2,847	2,665
Operating lease liability	29,743	30,007	27,540	28,494	29,434
Other liabilities	98,684	96,560	91,984	87,867	74,590
Other borrowings	38,544	19,309	18,454	16,423	13,292
Junior subordinated debt	57,422	57,323	57,232	57,180	57,132
Total liabilities	6,474,385	5,607,883	5,564,611	5,488,218	5,519,286
Common stock	530,422	534,623	543,998	543,415	542,939
Retained earnings	354,645	356,935	367,794	351,751	335,145
Accum. other comprehensive income (loss)	619	(25,132)	(5,222)	1,499	(2,198)
Total shareholders’ equity	$885,686	$866,426	$906,570	$896,665	$875,886
Quarterly Average Balance Data
Average loans	$4,363,481	$4,329,357	$4,231,347	$4,142,602	$4,044,044
Average interest-earning assets	$6,365,865	$5,883,750	$5,823,795	$5,810,248	$5,764,966
Average total assets	$7,027,735	$6,506,587	$6,482,832	$6,452,470	$6,385,889
Average deposits	$5,937,294	$5,395,933	$5,385,190	$5,327,235	$5,370,879
Average borrowings and subordinated debt	$83,685	$80,062	$77,452	$130,506	$75,185
Average total equity	$880,405	$908,633	$905,585	$890,667	$866,284
Capital Ratio Data
Total risk based capital ratio	15.1%	15.1%	15.1%	15.2%	14.9%
Tier 1 capital ratio	13.9%	13.9%	14.4%	14.5%	14.2%
Tier 1 common equity ratio	12.8%	12.8%	13.3%	13.4%	13.0%
Tier 1 leverage ratio	10.3%	11.2%	11.6%	11.3%	11.1%
Tangible capital ratio (1)	9.1%	10.0%	10.6%	10.6%	10.2%
(1)Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.
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